EXHIBIT 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At December 31, 2013

100% Owned Subsidiaries:

Name of Subsidiary                    State of Organization
Contango Operators, Inc.                Delaware
Contango Venture Capital Corporation        Delaware
Contango Energy Company                Delaware
Conterra Company                    Delaware
Contaro Company                    Delaware
Contango Mining Company                Delaware
Contango Alta Investments                Delaware
Crimson Exploration Inc.                Delaware
Crimson Exploration Operating Inc.            Delaware

Partially Owned Subsidiaries:

Name of Subsidiary                    State of Organization
Republic Exploration LLC                Delaware